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                     May 22, 2024

       Rob L. White
       Executive Vice President and Chief Financial Officer
       MARATHON OIL CORP
       990 Town and Country Boulevard
       Houston, Texas 77024-2217

                                                        Re: MARATHON OIL CORP
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            10-K filed February
22, 2024
                                                            File No. 001-05153

       Dear Rob L. White:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              John Montanti